UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2021

Montauk Renewables, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-39919	85-3189583
(State or Other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

680 Andersen Drive, 5th Floor

Pittsburgh, PA 15220

(Address of Principal Executive Offices) (ZIP Code)

Telephone: (412) 747-8700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value per share	MNTK	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

In connection with the closing of the initial public offering of the common stock (the “Common Stock”) of Montauk Renewables, Inc. (the “Company”) and the distribution (the “Distribution”) of the Common Stock to the shareholders of Montauk Holdings Limited, the Company’s parent company prior to the Distribution (“MNK”), on January 26, 2021, the Company entered into a Loan Agreement and Secured Promissory Note (the “Initial Promissory Note”) with MNK. MNK is currently an affiliate of the Company and all of the Company’s directors and certain of the Company’s executive officers are also directors and executive officers of MNK. Pursuant to the Initial Promissory Note, the Company advanced a cash loan of $5,000,000 to MNK for MNK to pay its dividends tax liability arising from the Distribution under the South African Income Tax Act, 1962 (Act No. 58 of 1962), as amended. On February 22, 2021, the Company and MNK entered into an Amended and Restated Promissory Note (the “Amended Promissory Note”) to increase the principal amount of the loan to a total of $7,000,000, in the aggregate, in accordance with the Company’s obligations set forth in the Transaction Implementation Agreement entered into by and among the Company, MNK and the other party thereto, dated November 6, 2020, and amended on January 14, 2021. The terms of the Amended Promissory Note are otherwise substantially similar to the Initial Promissory Note.

The Amended Promissory Note will, among other things, (1) allow MNK (as borrower) to pay interest by increasing the outstanding principal amount of the note or by paying cash to the Company (or both), (2) grant the Company a pledge over 800,000 shares of Common Stock withheld by MNK to satisfy tax obligations arising from the Distribution as security for MNK’s loan obligations and (3) require MNK to use the proceeds of any sale of such shares to prepay the amounts due to the Company under the Amended Promissory Note.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2021, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company determined bonus compensation for the year ended December 31, 2020 (“Fiscal 2020”) for all employees, including certain named executive officers (“NEOs”) identified for Fiscal 2020 in amendments to the Company’s Registration Statement on Form S-1 (File No. 333-251312) originally filed on December 11, 2020 (the “Registration Statement”), and reviewed such amounts with the Board. At the time of filing such amendments to the Registration Statement, the amounts of the bonus awards for Fiscal 2020 had not been determined and were not calculable. This Current Report on Form 8-K updates the amounts for Fiscal 2020 previously reported in the Registration Statement’s Summary Compensation Table with respect to the “Bonus,” “Nonequity Incentive Plan Compensation,” and “Total” columns included therein. All other compensation for the NEOs previously reported in the Summary Compensation Table of the Registration Statement is unchanged and is included below to provide complete information regarding such table.

Summary Compensation Table

Name and Principal Position	Year ($)	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Nonequity Incentive Plan Compensation ($)(3)	All Other Compensation ($) (4)	Total ($)
Sean F. McClain, President and Chief Executive Officer	2020	280,123	67,328	137,000	107,200	14,337	605,988
	2019	219,477	17,664	919,000	—	12,204	1,168,345
John Ciroli, Vice president, General Counsel and Secretary	2020	98,038	31,831	394,000	25,200	3,798	552,867
Scott Hill, Vice President of Business Development	2020	219,577	63,291	128,000	50,400	11,476	472,744

(1)

In the case of Mr. McClain, the 2019 amount, equal to approximately 30% of his eligible target bonus amount, reflects a discretionary cash bonus paid to him for 2019 performance. The discretionary bonus amounts for 2020 relate to holiday bonuses and additional discretionary bonuses paid to each NEO. The additional discretionary bonus for Mr. McClain was equal to 25% of his 2020 base compensation, or $67,000. The additional discretionary bonus for Mr. Ciroli was equal to 30% of his prorated 2020 base compensation, or $31,500. The additional discretionary bonus for Mr. Hill was equal to 30% of his 2020 base compensation, or $63,000.

(2)

Amounts reflect stock options (“Options”) granted to the NEOs. The value of Options included herein is equal to the aggregate grant date fair value computed in accordance with ASC Topic 718. The 2020 values were calculated using a Black-Scholes pricing model with a volatility indicator of 61% and an annual interest rate of 0.31%. The 2019 value was calculated using a Black-Scholes pricing model with a volatility indicator of 90% and an annual interest rate of between 1.74-1.79%.

(3)	This column includes performance bonus amounts earned for 2020 performance.

(4)

Amounts reflected in this column represent the values of all other compensation awarded to the NEOs in 2020 and, in the case of Mr. McClain, 2019. The 2020 amount reported for Mr. McClain reflects $14,022 in Company contributions under the 401(k) plan and $315 in company-paid life insurance premiums. The amount reported for Mr. Ciroli reflects $3,603 in Company contributions under the 401(k) plan and $195 in Company-paid life insurance premiums. The amount reported for Mr. Hill reflects $10,993 in Company contributions under the 401(k) plan and $483 in Company-paid life insurance premiums.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONTAUK RENEWABLES, INC.

Dated: February 24, 2021	By:	/s/ Kevin A. Van Asdalan
Name: Kevin A. Van Asdalan
Title: Chief Financial Officer